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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           JUNO ONLINE SERVICES, INC.


            Juno Online Services, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

            DOES HEREBY CERTIFY:

            FIRST: That Article FOURTH, Paragraph A of the Amended and Restated Certificate of Incorporation of the Corporation, stating the total number of shares the Corporation is authorized to issue, is hereby amended to include the following paragraph:

            Each 4.5 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), and each 4.5 shares of the Corporation's capital stock convertible into such Common Stock, issued and outstanding at 6:00 P.M. on May 25, 1999 shall be converted and reclassified automatically effective as of the date hereof into 1 share of the Corporation's Common Stock, so that each share of the Corporation's Common Stock, and each share of the Corporation's capital stock convertible into such Common Stock, issued and outstanding is hereby converted and reclassified. No fractional interests resulting from such conversion shall be issued but, in lieu thereof, the Corporation will round the number of shares of the Corporation's Common Stock issuable to each holder up to the next whole number of shares of Common Stock.

            As a result of the foregoing, the total number of shares which the Corporation is authorized to issue is One Hundred Thirty-Eight Million Three Hundred Thirty-Three Thousand Three Hundred and Thirty-Four (138,333,334). One Hundred Thirty-Three Million Three Hundred Thirty-Three Thousand Three Hundred and Thirty-Four (133,333,334) shall be Common Stock and Five Million (5,000,000) shall be Preferred Stock.

            SECOND: That pursuant to the resolution of the Board of Directors, a written consent approving the proposed amendment to the Certificate of Incorporation was duly signed by a majority of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

            THIRD: That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

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            IN WITNESS WHEREOF, the undersigned have executed this certificate on June 1, 1999.

                                    Juno Online Services, Inc.


                                    By:  /s/ Charles Ardai
                                        --------------------------
                                        Charles Ardai
                                        Chief Executive Officer and President


Attest:


By:   /s/ Richard Buchband
   ---------------------------
Richard Buchband, Secretary



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